EXHIBIT 99.1

CONSENT OF SVB SECURITIES LLC

We hereby consent to the use of our opinion letter dated December 29, 2022 to the Board of Directors of Sesen Bio, Inc., incorporated in the Registration Statement on Form S-4 of Sesen Bio, Inc. to be filed on the date hereof, by reference to the Registration Statement on Form S-4 (Registration No. 333-267891) of Sesen Bio, Inc. declared effective on January 19, 2023 (the “Effective S-4”), and to the references to such opinion in such Registration Statement, as incorporated by reference to the Effective S-4 under the captions: “Prospectus Summary – Opinion of Sesen Bio’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Sesen Bio Reasons for the Merger” and “The Merger – Opinion of Sesen Bio’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ SVB SECURITIES LLC

New York, New York

February 14, 2023